Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-258942 on Form S-1/A of our report dated March 18, 2021, relating to the financial statements of Doma Holdings, Inc. (formerly States Title Holding, Inc.) (the “Company”). We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP

Miami, Florida
September 3, 2021